EXHIBIT 99.1

NEWS RELEASE

Media Contacts

Audrey Young
202.408.3932 (o)
202.256.4521 (c)
ayoung@sonnenschein.com

YOUNG BROADCASTING INC.

ANNOUNCEMENT ON CREDIT FACILITY INTEREST PAYMENT

NEW YORK, February 9, 2009 — Young Broadcasting Inc. (Pink Sheets: YBTVA.PK) announced today that, as part of a strategy to preserve liquidity, it determined to forego making the $4.513 million interest payment due February 6, 2009 on the company’s Senior Secured Credit Facility due 2012.  Under the terms of the facility, a 10-day grace period will apply to the missed interest payment.

As previously disclosed, Young Broadcasting continues to pursue discussions with its debtholders to restructure its balance sheet, improve liquidity, and strengthen its business operations to enhance its value for its employees, viewers, advertisers and local communities. The company does not anticipate that these discussions will impact the operations of its stations or its ability to pay its trade creditors in the ordinary course.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA) and one is affiliated with MyNetwork (KRON-TV – San Francisco, CA). In addition, KELO-TV-Sioux Falls, SD is also the MyNetwork affiliate in that market through the use of its digital channel capacity.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, our ability to reach any agreement with respect to any restructuring, our ability to meet our liquidity needs, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

For more information, visit www.youngbroadcasting.com.